Exhibit 99.2
Attachment A

Continental Airlines' Quarterly Update
2003 Estimated Year-over-Year %Change
ASMs	3rd Qtr.(E)	4th Qtr.(E)	Full Year(E)
Domestic Latin America Trans-Atlantic Pacific Total Mainline Regional	(2.0)% (3.0)% (1.0)% (7.0)% (2.3)% 42.0%	(1.0)% (5.5)% 2.5% (0.5)% (1.0)% 40.5%	(3.0)% (2.0)% 1.5% (5.5)% (2.5)% 36.0%
2003 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Mainline Regional	79 - 80% 70 - 71%	74 - 75% 67 - 68%
2003 Estimated (cents)
Mainline Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Holding Fuel Price Constant (including special items)(b)	9.00 - 9.05 - 8.82 - 8.87	9.37 - 9.42 (0.12) 9.08 - 9.13
2003 Estimated (cents)
Consolidated Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a)	9.58 - 9.63 -	9.98 - 10.03 (0.11)
2003 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price (excluding fuel taxes)	330 Million 58 Million 83 - 84 cents	1,250 Million 215 Million 86 - 89 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Third Quarter Fourth Quarter	25% 25%	$27/Barrel $27/Barrel

2003 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense Dividends on Preferred Stock of Trust	$225 $165 $110 $90 $0.0	$895 $635 $447 $345 $4.8

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$90 100 70 $260 (50) $210

Continental Airlines, Inc. Quarterly Tax Computation
Taxes on Consolidated Profit/(Loss) Tax Related to XJT Minority Interest* Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 47.6% x 36.8% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

*Assumes 53.1% ownership in July, 45.1% ownership in August and 44.6% ownership in September.

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2003 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $35 Between $19 - $35 Under $19	65.4 65.4 65.4	74.6 70.5 65.4	$3.6 $1.4 --

Full Year 2003 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.4 65.4 65.4	74.5 70.4 65.4	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

  Special items include a $65 million charge during the first quarter of 2003 and a security fee reimbursement ($173 million related to mainline operations and an additional $3 million related to regional operations) and a $14 million charge associated with the deferral of aircraft deliveries in the second quarter 2003.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.